Ex. 3.1 Articles of Incorporation of Xfone, Inc.

                                  X-Fone, Inc.

The first meeting of Xfone, Inc. was held on September 7, 2000.  The following resolutions were adopted.

1.   The Corporation shall make a 1244 election, as the Corporation qualifies therefore.

2.   The Corporation shall only make available to shareholders such financial information as required under Nevada or other law.

3.   The following resigned as initial Director(s):

          Michael T. Williams

4.   The following were elected as initial Director(s):

          Abraham Keinan
          Guy Nissenson

5.   The following were elected as the initial Director(s):

          Abraham Keinan, CEO and Chairman of the Board
          Guy Nissenson, President

6.   The day and month of Annual Shareholder and Directors Meeting shall be the
     15th day of the fourth month following end of fiscal year.

7.   The following number of shares of common stock shall be issued to the following individuals/companies.

8.   Stockholders                                   # of Shares

         Abraham Keinan                              1,730,000
         Campbeltown Business Development Ltd.         270,000
         Total issued shares                         2,000,000
         No other shareholders currently exist

9.   The Corporation shall establish such banking relationship with such banking or other financial institution(s) as the Director(s) shall decide.

10.  The Corporation shall enter into a merger agreement to be acquired by Adar
     Alterantive Two, Inc. a Florida corporation.

11.  Any and all officers of the Corporation be, and they each hereby are, authorized in its name and on its behalf to execute and deliver any documents and agreements as necessary to implement the foregoing containing such other terms and conditions as such officers in their sole discretion, development to be necessary, appropriate or desirable, any such determination to be conclusively evidenced by the execution and delivery of such agreements or documents.

12.  Any and all officers of the Corporation be, and they hereby are, authorized and directed in its name and on its behalf to do and perform all things and acts, and to ensure and deliver or file all instruments, certificate and documents that they shall determine to be necessary, appropriate or desirable to carry out the ongoing resolutions, or any of them any such determination to be conclusively evidenced by the doing or performing of any such act or thing or the execution and delivery of any such instrument, certificate or document.

Date Signed:      September 7, 2000

Organizer:        /s/ Michael T. Williams
                  Michael T. Williams